EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Spectra Energy Corp on Form S-8 of our report dated March 27, 2006 (September 3, 2006, as to the effects of matters described in the “Recasting and Restatement of Previously Issued Financial Statements” section of Note 1 and the references to the subsequent events in Note 21), relating to the consolidated financial statements and financial statement schedule of Duke Capital LLC as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting pronouncements, an explanatory paragraph regarding the realignment of certain subsidiaries which results in Duke Capital LLC recognizing federal and state tax expense of approximately $1,030 million for the year ended December 31, 2004 to eliminate deferred tax assets at the time of the reorganization, and an explanatory paragraph relating to the recasting and restatement discussed in Note 1) appearing in the Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006 of Spectra Energy Corp and appearing in Amendment No. 3 to the Annual Report on Form 10-K/A of Spectra Energy Capital LLC (formerly Duke Capital LLC) for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

January 17, 2007